Exhibit 10.1
[HEWITT ENERGY GROUP, INC LETTERHEAD]





J. David Gowdy, President                                     September 13, 2002
Freedom Oil & Gas, Inc.
1340 South Main Street, Suite 190
Grapevine, TX  76051

Re:      Revised Letter of Agreement - Ewell Prospect

Dear David:

         The purpose of this letter ("Letter") is to restate and confirm the amended agreements recently reached between Freedom Oil & Gas, Inc., a Nevada Corporation ("Freedom"), and Hewitt Energy Group, Inc., also a Nevada corporation ("HEG"), with respect to the acquisition by Freedom of certain interests in the Ewell Prospect as originally set forth in our Letter of Agreement dated August 12, 2002 ("August Letter"). (Capitalized terms used but not otherwise defined shall have the meanings assigned in the August Letter.)

         1. Initial Proposal

         (a) Houseco Petroleum Co., Inc. and B. L. Hinson. As you are aware, during HEG's original negotiations with Houseco Petroleum Co., Inc., and B. L. Hinson ("Grantors"), Grantors proposed retaining a 50% working interest in the initial well to be drilled on the Ewell Prospect. Under this original proposal HEG would pay 100% of the drilling and completion costs in exchange for a 50% working interest in the well and a 75% working interest in the remainder of the Ewell Prospect. HEG offered half of its working interests under this proposal to Freedom in exchange for Freedom's agreement to direct The Majestic Companies LTD to issue 80,000 shares of its preferred stock (convertible into 400,000 shares of common stock) directly to Grantors, with Freedom's pledge to ensure the valuable consideration equal to a price of $.50 per common share, or a total value of $200,000, following a planned registration of such shares. If Majestic's stock does not maintain the required value post registration, Freedom will, at its option, either give the Grantors sufficient Majestic stock to make up for the shortfall in consideration received or make up for the shortfall in cash. This proposal would have allowed Freedom to acquire a "carried" 25% working interest in the initial well, with the total AFE costs of $175,000 to be paid by HEG, and to also acquire a 37.5% "heads up" working interest in the remainder of the Ewell Prospect.

         (b) Third Party Financing. Concurrently with these original negotiations, HEG discussed an arrangement with Mike Adams whereby Adams would arrange third party financing for $100,000 of the costs of the initial well otherwise payable by HEG. In addition, Adams would acquire and assign to HEG an outstanding overriding royalty interest held by Three Point Investment, Inc., that would allow HEG to increase the NRI on Freedom's acquired interests from 78.25% to 80% of 8/8ths. As consideration for these increased interests, Freedom would instruct Majestic to issue an additional 20,000 shares of its preferred stock (convertible into 100,000 shares of common stock) directly to Adams.

         HEG also engaged in protracted negotiations with other third parties to provide all remaining cash consideration payable by HEG through the estimated costs of the initial test well and up to six wells to be recompleted in shallower formations ("Layton Wells"), together with the remaining $200,000 of cash consideration required by Grantors, in addition to the Majestic stock, as lease acquisition costs. Had this additional financing been obtained, Freedom's 37.5% working interest in the Layton Wells, would also have been "carried."

         3. Proportionate Reductions in August 12 Letter Agreements. When it became apparent that the original $100,000 in third party financing to be arranged by Adams for the costs of the initial well would not be available on a timely basis, Grantors decided to retain an additional 25% working interest in the initial well (for a total retained working interest of 75%), reducing HEG to a 25% working interest. In exchange, Grantors reduced HEG's cash payment requirements by $125,000 -- $100,000 of which was deducted from the AFE costs for the initial well and $25,000 of which was deducted from the cash purchase price for the remaining interests. This is the understanding set forth in the August 12, 2002 Letter Agreement between HEG and Grantors ("Letter Agreement").

         Accordingly, the August Letter assigning 50% of HEG's working interests to Freedom reflects a similar proportionate reduction in Freedom's working interest in the initial well to a 12.5% carried working interest., with all working interest owners (including Freedom for its 37.5% working interest) participating on a "heads up" basis for all subsequent operations on the remainder of the Ewell Prospect. Concurrently, Freedom suspended it's obligation to issue 20,000 shares of preferred Majestic stock to Adams (convertible into 100,000 common shares) pending completion of his obligations under the Adams Letter.

         4. Failure of Additional Third Party Financing. As the August 30, 2002 date for HEG's initial payment of $50,000 to Grantors for the costs of the initial well drew closer, HEG's extended negotiations with various third parties to assume the remainder of its cash payment obligations collapsed. Because of prior commitments made by Grantors to commence drilling operations for the initial well by September 3, HEG was only able to obtain an extension of its initial $50,000 payment until September 5, 2002. As of the date of this Letter, Grantors have commenced and are proceeding with drilling operations for the initial well.

         5. Purchase of HEG's 12.5% Working Interest in Initial Well. In order to avoid losing both HEG's working interest and Freedom's derivative working interest, not only in the initial well but in the entire Ewell Prospect as a result of HEG's inability to obtain timely third party financing, on August 30, 2002, Freedom verbally agreed to purchase HEG's 12.5% working interest in the initial well for $75,000 to be paid directly to Grantors. With the consent of

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

Grantors, Freedom paid the initial $50,000 of this amount to Grantors drilling escrow account by wire transfer on September 5, 2002, and has agreed to pay the remaining $25,000 not later than September 12, 2002. Freedom also instructed Majestic to issue a stock certificate dated August 30, 2002 to Houseco Petroleum Co., Inc., for 80,000 shares of Majestic preferred stock (convertible into 400,000 shares of common stock) and has caused this certificate to be delivered by overnight courier to Grantors.

         6. Exercise of Option to Purchase HEG's Remaining 37.5% Working Interest. As part of its August 30 verbal agreement to sell its 12.5% working interest in the initial well to Freedom, HEG also granted Freedom the option to purchase HEG's 37.5% working interest in the remainder of the Ewell Prospect in exchange for Freedom's assumption of all of HEG's remaining payment obligations to Grantors under Paragraphs 7(a) and 7(b) of the Letter Agreement. Freedom understands and agrees that because of the failure of the additional third party financing, Freedom's original 37.5% working interest in the remainder of the Ewell Prospect will no longer be "carried" through the recompletion of the Layton Wells. Instead, all subsequent operations on the Ewell Prospect will be paid 75% by Freedom and 25% by Grantors on a "heads up" basis in accordance with their respective working interests (currently based on a 78.25% NRI pending HEG's acquisition, through Adams or otherwise, of the outstanding overriding royalty interest of Three Point Investment, Inc., which would increase the NRI attributable to Freedom's interests to 80% of 8/8ths).

         You have now advised HEG that Freedom has elected to exercise its option as described above by assuming all of HEG's remaining cash payment and other obligations to Grantors under the Letter Agreement. Please confirm this election and our amended mutual understandings and agreements under the August Letter, by signing and dating a copy of this Letter and faxing a copy back to me at your earliest convenience.

                                               Very truly yours,

AGREED TO AND ACCEPTED:                        HEWITT ENERGY GROUP, INC.
This 13th day of September, 2002

FREEDOM OIL & GAS, INC.                        By:  /S/ DOUGLAS C. HEWITT
                                                   -----------------------------
                                                   Douglas C. Hewitt, President


By:  /S/ J. DAVID GOWDY
   ---------------------------
   J. David Gowdy, President

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